EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated March 27, 2020, relating to the financial statements of Biocept, Inc., as of and for the years ended December 31, 2019 and 2018 (which report includes explanatory paragraphs related to the change in the method of accounting for leases and the uncertainty of the Company’s ability to continue as a going concern).

/s/ Mayer Hoffman McCann P.C.

San Diego, California

December 23, 2020